STATE OF NORTH CAROLINA

COUNTY OF WAKE

                         REINSURANCE AGREEMENT

      THE REINSURANCE AGREEMENT (the "Agreement"), made and entered into as of the 1st day of August, 1994 (the "Effective Date"), by and between TRIANGLE LIFE INSURANCE COMPANY, a North Carolina corporation with its principal office in Raleigh, North Carolina ("Triangle"), party of the first part; and YADKIN VALLEY LIFE INSURANCE COMPANY, an Arizona corporation with its principal office in Phoenix, Arizona ("Yadkin");

                         W I T N E S S E T H :

      WHEREAS, Triangle is licensed by the North Carolina Department of Insurance to sell certain credit insurance policies and/or certificates and/or plans (the "Policies"), which Policies are more particularly described on Schedule A hereto;

      WHEREAS, Triangle desires to reinsure the Policies with Yadkin, subject to the terms of this Agreement.

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants between the parties made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Triangle and Yadkin hereby agree as follows:

      1. Automatic Reinsurance of Policies. On and after the Effective Date, Triangle shall cede to Yadkin, and Yadkin shall accept from Triangle, one hundred percent (100%) ("Yadkin's Share") of the rights, obligations, liabilities, and risks (including underwriting risk and timing risk) written and retained by Triangle on all applications for the Policies signed on or after the Effective Date and considered by Triangle to be paid; provided, however, that in the event the amount of credit life insurance in force on any one life under one or more of the Policies exceeds $25,000 at the time claims under said Policy or Policies arise. Yadkin's Share of the liability to Triangle Life shall be limited to $25,000. The liability of Yadkin on such reinsured Policies (the "Reinsured Policies") shall commence and terminate at the same time as that of Triangle.

      2. Plan of Reinsurance. Reinsurance of the Reinsured Policies shall be on a coinsurance basis according to Yadkin's Share, subject to the terms and conditions of the original Policy form issued by Triangle for the Reinsured Policies and to the North Carolina Insurance Law. Reinsurance amounts shall be calculated in terms of coverage on a "per policy" or "per certificate" basis.

      No reduction or termination of a Reinsured Policy shall cause Triangle to exceed its normal retention limits or affect the reinsurance coverage of Triangle under arrangements other than this Agreement. Any Reinsured Policy originally ceded under this Agreement that is reduced, terminated, or lapsed and later is reinstated by Triangle pursuant to Policy provisions shall be accepted by Yadkin up to such amount as would be in force if such Reinsured Policy had not been reduced, terminated, or lapsed. Yadkin shall share, according to Yadkin's Share, in any adjustments to the amount of any Reinsured Policy that result because of a misstatement of the age of the insured thereunder.

      Triangle shall hold a certificate of deposit in an amount no less than any reserve established for Yadkin, as security for Yadkin's performance of its obligations under this Agreement.

      3. Notice of Verbal Inquiries. Upon receipt by Yadkin in any manner of any and all telephone or verbal inquiries relating directly or indirectly to the Reinsured Policies, Yadkin promptly shall notify Triangle of same in accordance with the notice provisions of Paragraph 18 hereof.

      4. Notice of Correspondence and Claims. Upon receipt by Triangle of any and all correspondence or written communications relating directly or indirectly to the Reinsured Policies, including

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but not limited to notice of legal action or any claim under any of the Reinsured Policies, Triangle promptly shall remit same to Yadkin in accordance with the notice provisions set forth in Paragraph 18 hereof.

      5. Claim Files. All claim files pertaining to the Reinsured
Policies shall be the joint property of Triangle and Yadkin. Such claim files shall be maintained by Triangle, subject to the following:

            (i) Triangle shall forward a copy of the claim file for a given claim to Yadkin upon Yadkin's request therefor or as soon as it becomes known by Triangle that the claim either has the potential to exceed the amount of the Policy, may exceed Triangle's claims settlement authority of up to the amount of the Policy, has been open for more than six (6) months, or has been closed by payment of an amount set by Yadkin.

            (ii) Upon an order of liquidation of Triangle, all claim files shall become the sole property of and shall be delivered to Yadkin or its estate; provided, however, that Triangle shall have reasonable access to and the right to copy such claim files on a timely basis.

      6. Reports and Remittance by Triangle. On or before the thirtieth (30) day of each month, Triangle shall render an accounting to Yadkin detailing all of the previous month's transactions with respect to the Policies and any claims made under the Policies (the "Monthly Accounting"). At the time of the Monthly Accounting, Triangle shall pay to Yadkin a reinsurance premium (the "Reinsurance Premium"), which shall be calculated as follows:

            (a) Business written as Single Premium will be paid monthly on a written gross basis. Premiums written on a Monthly Outstanding Basis will be paid on a monthly written premium basis which shall be the earned premium.

            (b) Claims shall be paid when settled.

      7. Reinsurance Commission. Yadkin shall pay to Triangle a reinsurance commission (the "Reinsurance Commission") equal to:

            (a) Five percent (5%) of the gross premium received by Triangle on the Reinsured Policies.

            (b) All premium tax and Regulatory Charge which Triangle is required to pay on the Reinsured Policies.

            (c) All commissions or service fees paid to creditors or agents, including any contingent compensation or other compensation paid on the Reinsured Policies.

            (d) All Guaranty Association (or similar association) assessments or payments made by Triangle attributable to the Reinsured Policies.

Such Reinsurance Commission shall be deducted by Triangle from the reinsurance premium due Yadkin under Paragraph 4 hereof as and when such Reinsurance Commission shall become due.

      8. Quarterly Reports. Within thirty (30) calendar days of the end of each calendar quarter, each party shall report to the other all such information as reasonably may be requested by such other party for purposes of filing statutory financial statements and other reports. Each party shall provide to the other all such other reports as reasonably may be requested by such other party in connection with this Agreement in a format that is mutually acceptable to both Triangle and Yadkin


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      9. Policy Forms and Rates. Triangle shall file with Yadkin copies of all applications, Policy forms, certificates, rates, and marketing material used in connection with the Reinsured Policies. In the event that new applications, Policy forms, certificates, rates, or marketing material are published, or in the event that changes are made in the items previously filed with Yadkin, Triangle promptly shall file with Yadkin the new or revised copies of same.

      10. Limitations and Authority. Notwithstanding other provisions included in this Agreement, Triangle shall have no authority to:

            a.    Write insurance business on behalf of Yadkin;
            b. Bind reinsurance or retrocession on behalf of Yadkin, except as provided in this Agreement;
            c. Commit Yadkin to participate in any insurance or reinsurance syndicates;
            d. Appoint any producer without assuring that such producer is lawfully licensed to transact the type of insurance for which the producer is appointed;
            e. Pay or commit Yadkin to pay a claim over a specified amount, net of reinsurance, which shall exceed the amount of the Policy under which the claim is made, without Yadkin's prior approval;
            f. Collect any payment from a reinsurer or commit Yadkin to pay any claim settlement with a reinsurer, without Yadkin's prior approval.

      11.   Insolvency of Triangle.

            a. Notice and Investigation of Claim. In the event of the insolvency of Triangle, Triangle or its liquidator, receiver, or statutory successor shall give written notice of any pending claim against Triangle on any Reinsured Policy within fifteen (15) calendar days after Triangle receives notice that such claim has been filed in the insolvency proceedings. At its own expense, Yadkin shall be entitled to investigate such claim while it is pending and to interpose, in the proceedings where the claim is to be adjudicated, any defenses that it may deem available to Triangle or its liquidator, receiver, or statutory successor. Subject to court approval, the expenses incurred by Yadkin in investigating and/or defending such claims shall be charged against Triangle as an expense of liquidation, to the extent of any proportionate share of the benefit accruing Triangle as a result of such investigations and/or defenses by Yadkin.

            b. Payment of Claims. All reinsurance under this Agreement shall be paid by Yadkin directly to Triangle, or Triangle's domiciliary receiver or statutory successor, as applicable, on the basis of claims allowed against Triangle, without diminution because of the insolvency of Triangle, unless Yadkin, with the consent of the direct insured or insureds, shall have assumed the policy obligations of Triangle as direct obligations of Yadkin to the payees under such Reinsured Policies and in substitution for the obligations of Triangle to such payees, prior to time such claims are allowed.

            Any debits or credits, liquidated or unliquidated, which are created as a result of the operation of this paragraph in favor of or against either party on the date of entry of any receivership or liquidation order shall be deemed mutual debits or credits, as the case may be, and the balance only shall be allowed or paid. Notwithstanding the fact that a claim on the part of either Yadkin or Triangle against the other may be unliquidated or undetermined in amount on the date of entry of a receivership or liquidation order, such claim shall be deemed to be in existence as of such date, and any existing credits or claims in favor of the other party may be offset against such claim.

      12. Records. Triangle and Yadkin shall maintain separate records of all business written by Triangle and subject to this Agreement. Both Triangle and Yadkin (and/or their duly authorized representatives), during normal business hours, shall be permitted to inspect and copy, in usable form, any and all books, records, accounts, documents, or similar information of the other party relating to or affecting the Reinsured Policies. The North Carolina and Arizona Departments of Insurance also shall be permitted

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to inspect and copy, in usable form, such books, records, accounts, documents, or similar information of Triangle and/or Yadkin as relate to the services provided by Triangle pursuant to this Agreement.

      13. Duration; Termination. This Agreement shall be effective as of the Effective Date and shall continue in force unless terminated in accordance with the following:

            a. Without Cause. This Agreement may be terminated as to all new reinsurance business, with or without cause:

                  (i) At any time by mutual consent of Triangle and Yadkin; or,
                  (ii) By either Triangle or Yadkin as of the end of any month by giving (30) days' notice to the other party; provided, however, that Yadkin shall continue to accept reinsurance during the thirty (30) day notice period.

            b. With Cause by Triangle. Triangle may terminate this Agreement upon seven (7) days' written notice in the event that one or more of the following occurs:

                  (i)    Revocation of or failure by the North
                         Carolina Department of Insurance to renew
                         Triangle's license to sell the Policies;
                  (ii)   Commission of a felony by Yadkin;
                  (iii) Commission of an unlawful business practice by Yadkin;
                  (iv) Failure or refusal by Yadkin to perform any obligation, duty, or responsibility imposed under this Agreement;
                  (v) Any material change or transfer in the ownership, management, or control of Yadkin, or any transfer of any substantial part or all of Yadkin's credit insurance business, whether by sale of shares, sale of assets, merger, reorganization, or otherwise, which adversely impacts Yadkin's credit insurance business and/or its ability to perform under this Agreement;
                  (vi) Any conduct or proposed conduct by Yadkin not authorized pursuant to this Agreement that exposes or threatens to expose Triangle to any liability or obligation, or to adverse consequences under any provision of federal, state or local law;
                  (vii) Appointment of a receiver for Yadkin or its property;
                  (viii) Yadkin's becoming insolvent or unable to pay
                         its debts as they mature or ceasing to pay its debts as they mature in the ordinary course of business;
                  (ix) Yadkin making an assignment for the benefit of its creditors;
                  (x) Commencement of any proceedings by or for Yadkin under any bankruptcy, insolvency, or debtor's relief law which are not vacated or set aside within sixty (60) days from the commencement thereof; or,
                  (xi) Liquidation of dissolution of Yadkin or Yadkin's closing its doors or otherwise ceasing to do business involving the Reinsured Policies.

      c. With Cause by Yadkin. Yadkin may terminate this Agreement and/or Triangle's Settlement authority hereunder upon seven (7) days written notice to Triangle in the event that one of the following occurs:

                  (i) Triangle's Reinsurance Premium shall become more than ninety (90) days in arrears;
                  (ii) Subject to the provisions of Paragraph 9 hereof, upon:

                         (a)  Appointment of a receiver for Triangle
                              or its property;
                         (b)  Triangle's becoming insolvent or unable
                              to pay its debts as they mature or
                              ceasing to pay its debts as they mature
                              in the ordinary course of business;
                         (c)  Triangle's making of an assignment for
                              the benefit of its creditors;

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

                         (d)  Commencement of any proceedings by or
                              for Triangle under any bankruptcy,
                              insolvency, or debtor's relief law which are not vacated or set aside within sixty (60) days from the commencement thereof; or,
                         (e)  Liquidation or dissolution of Triangle
                              or Triangle's closing its doors or
                              otherwise ceasing to do business
                              involving the Reinsured Policies.

      Yadkin may suspend the underwriting authority and/or settlement authority of Triangle during the pendency of any dispute regarding the cause of termination.

      In the event of the termination of this Agreement by either party as above herein provided, no further policies or certificates of insurance shall be reinsured under the terms of this Agreement. With respects to any Reinsured Policies existing as of the date of termination of the Agreement: (1) Yadkin shall have no liability for any claims or occurrences giving rise to claims which occur on or after the effective date of such termination; (2) Yadkin shall not be entitled to receive, and Triangle shall be entitled to retain all premiums earned with respect to the period on and after such termination; (3) Yadkin shall remain fully liable for all claims and occurrences giving rise to claims which occur prior to the effective date of such termination, including, but not limited to, all incurred but unreported claims outstanding on such effective date. Yadkin also shall remain fully liable for all Guaranty Association (or similar association) assessments or payments made by Triangle attributable to the Reinsured Policies incurred prior to the effective date of such termination; and (4) No further Monthly Accountings and quarterly reports and no further payments to Yadkin shall be required of Triangle. Triangle shall advise Yadkin of any amounts due to Triangle under the preceding item (3) and Yadkin shall promptly remit such amount to Triangle.

      14. Continued Reinsurance and Administration Upon Termination. Notwithstanding the termination of this Agreement for any reason, the reinsurance with Yadkin on all Reinsured Policies shall be maintained in force as long as such reinstated Policies remain in force and the reinsurance premiums therefor are paid when due, and Yadkin shall remain liable thereon until the termination or expiration of the Reinsured Policies in accordance with the terms of this Agreement. All obligations of Yadkin and Triangle shall remain in force until the termination or expiration of the Reinsured Policies.

      15. Oversight; Clerical Errors. Notwithstanding anything to the contrary herein, should Triangle fail to cede reinsurance that otherwise would have been ceded pursuant to this Agreement, or should Triangle or Yadkin fail to comply with any other terms of this Agreement, and such failure is shown to have been unintentional and the result of an inadvertent misunderstanding, oversight, or clerical error on the part of either Triangle or Yadkin, such failure shall not be deemed to be cause for termination of this Agreement; provided, however, that both Triangle and Yadkin shall be restored promptly to the same position that each would have occupied had the miscommunication, oversight, or clerical error not occurred. Nothing in this paragraph shall be construed to apply to errors which are not inadvertent or to errors of judgment by either Triangle or Yadkin.

      16. Indemnification. Triangle and Yadkin shall indemnify and hold harmless each other and each other's directors, officers, employees, representatives, agents, and attorneys from, against, and in respect of any and all damages (including, without limitation, amounts paid in settlement with the indemnifying party's consent, which consent shall not be withheld unreasonably), losses, obligations, liabilities, liens, deficiencies, costs, penalties, fines, interest, monetary sanctions, and expenses, including, without limitation, reasonable attorney's fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any lawsuit, action, investigation, claim, or proceeding, or to establish such other party's or such other person's right to indemnification under this Agreement, which has been suffered, sustained, incurred, or required to be paid by any of them by reason of any failure by the indemnifying party to observe or perform its obligations as set forth in this Agreement.

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



      17. Arbitration. Triangle and Yadkin intend that any dispute between them under or with respect to this Agreement be resolved without resort to litigation. Accordingly, Triangle and Yadkin will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved within sixty (60) calendar days (or such longer period as Triangle and Yadkin may agree) after the commencement of such negotiations, either Triangle or Yadkin shall be entitled to initiate arbitration proceedings by providing the other party with written notice of its intention to arbitrate (the "Notice of Arbitration"), which Notice of Arbitration shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought. The party initiating arbitration ("Claimant") shall file three (3) copies of the Notice of Arbitration and three (3) copies of this Agreement with the appropriate regional office of American Arbitration Association ("AAA"), together with the filing fee therefor.

      The arbitration hearing shall be conducted in Raleigh, North Carolina, before a panel of two (2) arbitrators and one (1) chairperson (collectively, the "Arbitration Panel"), in the manner specified in this Agreement, unless otherwise agreed in writing by Triangle and Yadkin. All arbitration proceedings shall be conducted in accordance with the rules of AAA.

      The Arbitration Panel shall consist of active or retired, disinterested officials of insurance or reinsurance companies. Each party shall appoint one (1) arbitrator by written notification to the other party and AAA within thirty (30) calendar days after receipt of the Notice of Arbitration by the party to which it is sent ("Respondent"). The appointed arbitrators shall appoint a chairperson before instituting the arbitration hearing. If Respondent fails to appoint its arbitrator within four (4) calendar weeks after receipt of the Notice of Arbitration, Claimant shall be entitled to appoint the second arbitrator. If the two (2) arbitrators fail to agree on the appointment of a chairperson within four (4) calendar weeks after the second arbitrator is appointed, the chairperson shall be appointed by the manager of AAA and shall meet the qualifications set forth herein for the Arbitration Panel.

      Claimant shall submit its initial brief, if any, to the Arbitration Panel within twenty (20) days from the appointment of the chairperson. Respondent shall submit its brief, if any, to the Arbitration Panel within twenty (20) days after the date of filing of Claimant's initial brief. Claimant may submit a reply brief to the Arbitration Panel within ten (10) days after the date of filing of Respondent's brief.

      Decisions of the Arbitration Panel shall be made with regard to the customary usage of the insurance and reinsurance business. Each decision (including without limitation each award) of the Arbitration Panel shall be final and binding upon all parties to the arbitration proceeding and shall be nonappealable. At the request of either Triangle or Yadkin, any word of the Arbitration Panel may be confirmed by a judgment entered by any court of competent jurisdiction.

      Each party shall be responsible for paying all fees and expenses charged by its appointed arbitrator and its counsel, accountants, actuaries, and other representatives in connection with the arbitration proceedings and shall be responsible for paying one-half (1/2) of the fees and expenses charged by the chairperson. In the event that Claimant appoints a second arbitrator due to Respondent's failure to appoint an arbitrator within the time period specified in this paragraph, Respondent shall be responsible for paying all fees and expenses charged by such second arbitrator.

      The arbitration provisions contained in this paragraph shall survive the termination of this Agreement.

      18. Notices. All notices, requests, instructions, or other documents required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally, sent by facsimile, delivered by overnight express, or sent by registered or certified United States mail, postage prepaid and return receipt requested, addressed as follows:


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      If to Triangle:

      Triangle Life Insurance Company
      Post Office Box 12637
      625 Oberlin Road
      Raleigh, North Carolina  27605
      Attention:  Jeanette C. Howell, Secretary/Treasurer
      Facsimile No.: 919-755-7031

      If to Yadkin:

      Yadkin Valley Life Insurance Company
      Post Office Box 10605
      625 Oberlin Road
      Raleigh, North Carolina  27605
      Attention: David S. Perry, President

or such other address as hereafter may be furnished to the other party in writing pursuant to this paragraph. All notices so given shall be deemed received upon actual receipt or upon receipt and refusal, if delivered in person or by overnight express; upon electronic confirmation of delivery, if delivered by facsimile; or upon actual receipt and refusal, as evidenced by the return receipt therefor, if delivered by registered or certified United States mail.

      19. DAC Tax. Either Triangle or Yadkin may make election as provided in Section 1.848-2(f)(7) of the proposed Income Tax Regulations issued November 12, 1991, under Section 848 of the Internal Revenue Code of 1986, as amended. If either Triangle or Yadkin makes the election, the other automatically agrees to abide by the election and agrees to the treatment of such election as set forth on Schedule B attached hereto.

      20.   Miscellaneous.

            a. Offset. Any amount required under this Agreement to be paid by either Triangle or Yadkin to the other party may be paid out of any amount which is due and unpaid by that party under this Agreement. The application of this paragraph shall not be deemed to constitute diminution in the event of insolvency of either Triangle or Yadkin.

            b. Entire Agreement. This Agreement and the Schedules attached hereto constitute the entire agreement between Triangle and Yadkin with respect to the subject matter herein and supersede all prior discussions and written and oral agreements with respect thereto.

            c. Amendment. This Agreement may be amended from time to time by Triangle and Yadkin, but only by written agreement duly executed by or on behalf of Triangle and Yadkin.

            d. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            e. Jurisdiction. This Agreement shall be performed in the State of North Carolina, and, notwithstanding the principles of conflicts of law, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.

            f. Survival. This Agreement is binding upon and shall inure to the benefit of Triangle and Yadkin and their respective successors and assigns.


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            g. Assignment. Neither Triangle nor Yadkin shall be
permitted to assign, in whole or part, any of its respective rights or obligations hereunder.

            h. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not constitute binding terms of this Agreement.

            i. Invalid Provisions. In the event that any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and provided that the rights or obligations of Triangle and Yadkin under this Agreement shall not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had not compromised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance herefrom. In lieu of any such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible.

      IN WITNESS WHEREOF, Triangle and Yadkin have caused this
Agreement to be executed by their duly authorized officers and in such form as to be binding, effective as of the Effective Date.

TRIANGLE LIFE INSURANCE COMPANY


By   /s/ David S. Perry
    -----------------------------------
Its     President
    -----------------------------------


YADKIN VALLEY LIFE INSURANCE COMPANY


By   /s/ Frank B. Holding
    -----------------------------------
Its      President
    -----------------------------------






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                                  SCHEDULE A

          Group Credit Insurance Non-Participating Insurance Policies

                                Policy Numbers

                                   CL - 101

                                   CL - 301

                                   CL - 401

                                    386 - 2











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                                  SCHEDULE B



Triangle ("Reinsured") and Yadkin ("Reinsurer") hereby agree to the following pursuant to 1.848-2(g)(8) of the IRS Regulation issued
December 1992:

      1. The term "Party" will refer to either Reinsured or Reinsurer as appropriate.

      2. The terms used in this Schedule are defined by reference to Regulation 1.848-2 in effect December 1992.

      3. The party with net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of 848(c)(1).

      4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the IRS.

      5. The exchange of information will follow the following procedures:

            a. By June 1 of each year, Reinsured will submit a schedule to Reinsurer of its calculations of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of Reinsured stating the amount of net consideration Reinsured will report in its tax return for the preceding calendar year.

            b. Within 30 days of Reinsurer's receipt of Reinsured's calculation, Reinsurer may contest such calculation by providing an alternate calculation to Reinsured in writing. If Reinsurer does not notify Reinsured, Reinsured will report the net consideration as determined by Reinsured in its tax return for the preceding year.

            c. The Parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date Reinsured receives any alternate calculation provided by Reinsurer. If Reinsured and Reinsurer reach agreement on the amount of net consideration, each party shall report the applicable amount in their respective tax returns for the preceding year.

      6. For agreements administered by Reinsurer, the exchange of information will follow the same procedures set forth in paragraph 5, substituting Reinsured for Reinsurer and substituting Reinsured for Reinsurer.




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